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                                                                    EXHIBIT 4

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                KPMG LLP
                CHARTERED ACCOUNTANTS         Telephone (403) 691-8000
                200-205 5 Avenue SW           Fax       (403) 691-8008
                Calgary AB T2P 4B9            Internet  www.kpmg.ca


            AUDITORS' REPORT ON RECONCILIATION TO UNITED STATES GAAP

To the Board of Directors of
Canadian Superior Energy Inc.

On March 31, 2005, we reported on the consolidated balance sheets of Canadian Superior Energy Inc. as at December 31, 2004 and 2003 and the consolidated statements of operations and deficit and cash flows for each of the years then ended which are included in the annual report on Form 40-F. In connection with our audits conducted in accordance with Canadian generally accepted auditing standards of the aforementioned consolidated financial statements, we also have audited the related supplemental note entitled "Reconciliation with United States Generally Accepted Accounting Principles" included in the Form 40-F. This supplemental note is the responsibility of the Company's management. Our responsibility is to express an opinion on this supplemental note based on our audits.

In our opinion, such supplemental note, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


[KPMG SIGNATURE]

Chartered Accountants

Calgary, Canada
March 31, 2005



KPMG LLP, a Canadian owned limited liability partnership, is the Canadian member firm of KPMG International, a Swiss association

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[KPMG LOGO]

                KPMG LLP
                CHARTERED ACCOUNTANTS         Telephone (403) 691-8000
                200-205 5 Avenue SW           Fax       (403) 691-8008
                Calgary AB T2P 4B9            Internet  www.kpmg.ca


                   COMMENTS BY AUDITORS FOR U.S. READERS ON
                 CANADA - UNITED STATES REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company's financial statements, such as the change described in note 2 to the consolidated financial statements as at December 31, 2004 and 2003 and for the years then ended. Our report to the shareholders dated March 31, 2005 is expressed in accordance with Canadian reporting standards, which do not require a reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.


[KPMG SIGNATURE]

Chartered Accountants

Calgary, Canada
March 31, 2005



KPMG LLP, a Canadian owned limited liability partnership, is the Canadian member firm of KPMG International, a Swiss association

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                         CANADIAN SUPERIOR ENERGY INC.
                         Supplementary Information Note

                     Years ended December 31, 2004 and 2003
             (Tabular amounts are in thousands of Canadian dollars
                           except per share amounts)

The following supplemental information is provided in accordance with the Securities Exchange Act of 1934 as required for companies reporting on Form 40-F under the Multi-Jurisdictional Disclosure System.

RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Company follows Canadian generally accepted accounting principles (Canadian GAAP) which differs in some respects with generally accepted accounting principles in the United States (U.S. GAAP). Significant differences in accounting principles that impact the Company's financial statements are described below:

                                                                                      2004             2003*
                                                                          -----------------  ----------------
Net loss in accordance with Canadian GAAP, as reported                           $  (3,024)         $   (952)
Flow Through Shares (a)
   Income Taxes                                                                       (417)           (3,757)
Property Acquisitions (b)
   Depletion, amortization and accretion expense                                       599               525
   Income taxes                                                                       (206)             (189)
Ceiling Test (c)
   Write down of petroleum and natural gas properties                              (10,000)          (34,100)
   Income Taxes                                                                      1,439            12,089
   Depletion, amortization and accretion expense                                     4,853              (770)
   Income Taxes                                                                     (1,675)              277
Stock based compensation (f)                                                         2,612               771
                                                                          -----------------  ----------------
Net loss before cumulative effect of change in accounting policy                    (5,819)          (26,106)
Cumulative effect of change in accounting policy, net of tax (d)                         0               147
                                                                          -----------------  ----------------
Net loss in accordance with U.S. GAAP                                            $  (5,819)        $ (25,959)
                                                                          -----------------  ----------------
Net loss per share in accordance with U.S. GAAP
Basic                                                                            $   (0.05)        $   (0.31)
                                                                          -----------------  ----------------
Diluted                                                                          $   (0.05)        $   (0.31)
                                                                          -----------------  ----------------

Years ended December 31, 2004 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

The application of U.S. GAAP results in the following differences to the following balance sheet items:

                                                     2004                            2003*
                                       --------------------------------  ------------------------------
                                             Canadian    United States        Canadian    United States
                                       --------------- ----------------  -------------- ---------------
Petroleum and natural gas properties        $ 128,716        $  91,732      $  107,474         $ 75,038
Future income tax liability                     8,778                -           9,220                -
Share capital (e)                             114,626          155,485         102,404          143,476
Contributed Surplus (f)                         3,386                -           1,404                -
Deficit                                        (4,462)         (70,141)         (1,438)         (64,322)

* The adoption of the Canadian GAAP policy for asset retirement obligations during the year ended December 31, 2004 has been applied retroactively with restatement of prior periods. This has
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eliminated certain U.S. GAAP differences previously reported for the 2003 comparative figures.

(a)  Flow Through Shares

The Company finances a portion of its activities with flow through share issues whereby the tax deductions are renounced to the share subscribers. The tax cost of the deductions renounced to shareholders is reflected as an increase in the future income tax liability and a reduction from the stated value of the shares. Under U.S. GAAP, share capital for flow through shares issued after 1998 is stated at the quoted value of the shares at the date of issuance; the tax cost resulting from deduction renouncements, less any proceeds received in excess of the quoted value of the shares, must be included in the determination of the tax expense.

(b)  Property Acquisitions

In prior years, the Corporation recorded property acquisitions from related parties in exchange for common shares at the exchange amount, pursuant to Canadian GAAP. Under U.S. GAAP, these related party acquisitions are recorded at the seller's carrying amount. The resulting differences in the recorded carrying amounts of the properties results in differences in depletion and amortization expense in subsequent years.

(c)  Ceiling Test

At December 31, 2004, the Corporation applied a ceiling test to its petroleum and natural gas properties. Under Canadian GAAP, the application of this test required no adjustment to the carrying value of the Corporation's petroleum and natural gas properties.

For U.S. GAAP purposes, the ceiling test used December 31, 2004 prices of:

        Gas (per thousand cubic feet)                        $ 6.35 CDN
        Oil and natural gas liquids (per barrel)             $50.25 CDN

The application of the test resulted in a $10.0 million pre-tax reduction ($8.6 million after tax) in the carrying value of the Corporation's petroleum and natural gas properties under U.S. GAAP.

At December 31, 2003, the Corporation applied a ceiling test to its petroleum and natural gas properties using December 31, 2003 prices of:

        Gas (per thousand cubic feet)                        $ 6.10 CDN
        Oil and natural gas liquids (per barrel)             $34.92 CDN

The application of the test resulted in a $34.1 million pre-tax reduction ($22.0 million after tax) in the carrying value of the Corporation's petroleum and natural gas properties under U.S. GAAP. Under Canadian GAAP, the application of this test required no adjustment to the carrying value of the Corporation's petroleum and natural gas properties.

The resulting differences in the recorded carrying amounts of the properties results in differences in depletion, amortization and accretion expenses in subsequent years.

(d)  Asset Retirement Obligation

The Corporation adopted with retroactive application the U.S. GAAP policy for asset retirement obligations as of January 1, 2003. The change to the January 1, 2003 reported values were to increase: petroleum and natural gas properties by $888,000, asset retirement obligation by $632,000, future income tax liability by $109,000 and net loss by $147,000. This application did not have a significant impact on the Corporation's earnings and did not impact the Corporation's net loss per share. This policy was adopted under Canadian GAAP effective January 1, 2004 and as such, is no longer a reconciling item between Canadian GAAP and U.S. GAAP.

(e)  Stated Capital Reduction

On June 27, 2003, at the Corporation's Annual Meeting of Shareholders, a special resolution was approved authorizing a reduction in the stated capital account for the common shares of the Corporation of $17,057,000, being the Corporation's deficit as at December 31, 2002. This reduction is not allowed under U.S. GAAP.

(f)  Stock Based Compensation

Under U.S. GAAP, FAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As permitted by FAS 123, the Company elected to follow the intrinsic value method of accounting for stock-based compensation arrangements, as provided for in Accounting Principles Board ("APB") Opinion
25. Since all options were granted with exercise prices equal to the market price when the options were granted, no compensation expense has been charged to income at the time of the option grants.

Effective January 1, 2004, the Corporation retroactively adopted the Canadian GAAP policy for "Stock Based Compensation". This standard requires the Corporation to measure all stock based payments using the fair value method of accounting, and recognize the compensation expense over the vesting period of the related options with a corresponding increase in contributed surplus. This change has resulted in a U.S. GAAP difference and has reduced both the reported net loss and contributed surplus by $2,612,000 (2003 - 771,000) for the year ended December 31, 2004.

ADDITIONAL U.S. GAAP DISCLOSURES

FAS 133

At times the Company will use derivative financial instruments to manage commodity price exposure. Effective January 1, 2001 the Company adopted the provisions of FAS 133 which requires that all derivatives be recognized as assets and liabilities on the balance sheet and measured at fair value. Gains or losses, including unrealized amounts, on derivatives that have not been designated as hedges, or were not effective as hedges, are included in income as they arise.

For derivatives designated as fair value hedges, changes in the fair value are recognized in income together with changes in the fair value of the hedged item. For derivatives designated as cash flow hedges, changes in the fair value of the derivatives are recognized in other comprehensive income until the hedged items are recognized in income. Any change in the fair value of the derivatives that is not effective in hedging the changes in future cash flows is included in income as they arise.

At December 31, 2004 and 2003 the Corporation did not have any derivative financial instruments that were not designated as fair value hedges.

FAS 123(R)

In December 2004, the Financial Accounting Standards Board ("FASB") issued FAS 123(R), "Share-based Payment", which replaces FAS 123 and supersedes APB Opinion 25. FAS 123(R) requires compensation cost related to share-based payments be recognized in the financial statements and that the cost must be measured based on the fair value of the equity or liability instruments issued. Under FAS 123(R) all share-based payment plans must be valued using option-pricing models. FAS 123(R) is effective for the third quarter of 2005. The Company has not yet determined what, if any impact this change will have on the reconciliation with U.S. GAAP.
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FIN 46 - Accounting for Variable Interest Entities

In January 2003, the FASB issued Financial Interpretation 46 "Accounting for Variable Interest Entities" ("FIN 46") that requires the consolidation of Variable Interest Equities ("VIEs"). VIEs are entities that have insufficient equity or their equity investors lack one or more of the specified elements that a controlling entity would have. The VIEs are controlled through financial interests that indicate control (referred to as "variable interests"). Variable interests are the rights or obligations that expose the holder of the variable interest to expected losses or expected residual gains of the entity. The holder of the majority of an entity's variable interests is considered the primary beneficiary of the VIE and is required to consolidate the VIE. In December 2003 the FASB issued FIN 46R which superseded FIN 46 and restricts the scope of the definition of entities that would be considered VIEs that require consolidation. The Company does not believe FIN 46R results in the consolidation of any additional entities.

SAB 106

In September 2004, the Securities and Exchange Commission issued Staff Accounting Bulletin 106 ("SAB 106") regarding the application of FAS 143 by oil and gas producing entities that follow the full cost accounting method. SAB 106 states that after the adoption of FAS 143 the future cash flows associated with the settlement of asset retirement obligations that have been accrued on the balance sheet should be excluded from the computation of the present value of estimated future net revenues for purposes of the full cost ceiling test calculation. The Company excludes the future cash outflows associated with settling asset retirement obligations from the present value of estimated future net cash flows and does not reduce the capitalized oil and gas costs by the asset retirement obligation accrued on the balance sheet. Costs subject to depletion and depreciation include estimated costs required to develop proved undeveloped reserves and the associated addition to the asset retirement obligations. The adoption of SAB 106 in the fourth quarter of 2004 did not have a material effect on the results of the ceiling test or depletion, depreciation and amortization calculations.

FAS 153

In December 2004, the FASB issued FAS 153 which deals with the accounting for the exchanges of nonmonetary assets. FAS 153 is an amendment of APB Opinion
29. APB Opinion 29 requires that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. FAS 153 amends APB Opinion 29 to eliminate the exception from using fair market value for nonmonetary exchanges of similar productive assets and introduces a broader exception for exchanges of nonmonetary assets that do not have commercial substance. FAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.The Company does not believe that the application of FAS 153 will have an impact on the financial statements.

PRESENTATION

There are different presentations between Canadian and U.S. GAAP which are as follows:

1) No subtotal is permitted under U.S. GAAP within cashflow from operations on the statement of cashflows.

2) Under U.S. GAAP, there is no difference between net income and other comprehensive income.